SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 2

                                    MCI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                Shares of common stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    552691206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Rafael Robles Miaja
--------------------------------------------------------------------------------
                             Galicia y Robles, S.C.
                        Boulevard Manuel Avila Camacho 24
                                Torre del Bosque
                                     Piso 7
                          Colonia: Lomas de Chapultepec

                           Mexico City, 11000, Mexico
                                (52 55) 5540-9225
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                               Myron Trepper, Esq.
                              David K. Boston, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000

                                  May 17, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

------------------------------------            -----------------------------
CUSIP No.   552691206                            Page 2 of 28 Pages
------------------------------------            -----------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carlos Slim Helu
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            -----------------------------
CUSIP No.   552691206                            Page 3 of 28 Pages
------------------------------------            -----------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carlos Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 4 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Marco Antonio Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 5 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Patrick Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 6 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Maria Soumaya Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 7 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Vanessa Paola Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 8 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Johanna Monique Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 9 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carso Global Telecom, S.A. de C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            HC
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 10 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Telefonos de Mexico, S.A. de C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            CO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 11 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Controladora de Servicios de Telecomunicaciones, S.A. de C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            HC
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 12 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Corporativo Global Telecom, S.A. de C.V. (f/k/a Global Telecom LLC)
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 13 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Grupo Financiera Inbursa, S.A. de C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            HC
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 14 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Immobiliaria Inbursa, S.A. de C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            HC
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 15 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Promotora Inbursa, S.A. de C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            HC
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 16 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Banco Inbursa, S.A. de Institucion de Banca Multiple Grupo
            Financiero Inbursa
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            BK
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 17 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Immobiliaria para el Desarrollo de Proyectos, S.A. de C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            HC
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 18 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Immobiliaria Carso, S.A. de C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            HC
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 19 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Corporativo Orient Star, S.A. de C.V.
            (f/k/a Orient Star Holdings LLC)
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 20 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            U.S. Commercial Corp, S.A. de C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            HC
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP No.   552691206                            Page 21 of 28 Pages
------------------------------------            --------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Commercial LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC (See Item 3 of the Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            OO
----------- --------------------------------------------------------------------

     This Amendment No. 2 amends the Schedule 13D originally filed on March 3, 2005, as amended by Amendment No. 1, filed on April 9, 2005 (as so amended, the "Schedule 13D"), and is filed on behalf of the Reporting Persons (as defined therein). This Amendment No. 2 relates to shares of common stock, par value $0.01 per share (the "Common Shares"), of MCI, Inc., a Delaware corporation (the "Issuer"), and is being filed in connection with the disposition by the Reporting Persons of their holdings of the Common Shares pursuant to a previously reported stock purchase agreement. Capitalized terms used herein and not defined in this Amendment No. 2 shall have the meanings assigned to such terms in the Schedule 13D.

Item 4.  Purpose of Transaction

     Item 4 is hereby amended by adding the following to the end thereof:

     On May 17, 2005, the transactions contemplated by the Purchase Agreement were consummated, and, as a result, the Reporting Persons no longer have any beneficial ownership of the Common Shares.

Item 5.  Interest in Securities of the Issuer

     Item 5(a) is hereby amended and restated in its entirety as follows:

     (a) The Reporting Persons have, as of May 17, 2005, the following direct and indirect beneficial ownership in Common Shares.

                                                               Common Shares
                                                 Number          % of Class
                                                 ------          ----------
     Carlos Slim Helu.........................     0                 0.0
     Carlos Slim Domit........................     0                 0.0
     Marco Antonio Slim Domit.................     0                 0.0
     Patrick Slim Domit.......................     0                 0.0
     Maria Soumaya Slim Domit.................     0                 0.0
     Vanessa Paola Slim Domit.................     0                 0.0
     Johanna Monique Slim Domit...............     0                 0.0
     CGT......................................     0                 0.0
     Telmex...................................     0                 0.0
     Consertel................................     0                 0.0
     Corporativo Global Telecom, S.A. de C.V.
       (f/k/a Global Telecom LLC).............     0                 0.0
     GFI......................................     0                 0.0
     Inmobiliaria Inbursa.....................     0                 0.0
     Promotora................................     0                 0.0
     Banco Inbursa............................     0                 0.0
     IDP......................................     0                 0.0
     Inmobiliaria Carso.......................     0                 0.0
     Corporativo Orient Star, S.A. de C.V.
       (f/k/a Orient Star Holdings LLC).......     0                 0.0
     U.S. Commercial..........................     0                 0.0
     Commercial LLC...........................     0                 0.0

     Item 5(e) is hereby amended and restated in its entirety as follows:

     (e) As of May 17, 2005, the Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Shares.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.




Dated:  May 17, 2005                                       *
                                       -----------------------------------------
                                       Name:  Carlos Slim Helu


Dated:  May 17, 2005                                       *
                                       -----------------------------------------
                                       Name:  Carlos Slim Domit


Dated:  May 17, 2005                                       *
                                       -----------------------------------------
                                       Name:  Marco Antonio Slim Domit


Dated:  May 17, 2005                                       *
                                       -----------------------------------------
                                       Name:  Patrick Slim Domit


Dated:  May 17, 2005                                       *
                                       -----------------------------------------
                                       Name:  Maria Soumaya Slim Domit


Dated:  May 17, 2005                                       *
                                       -----------------------------------------
                                       Name:  Vanessa Paola Slim Domit


Dated:  May 17, 2005                                       *
                                       -----------------------------------------
                                       Name:  Johanna Monique Slim Domit


Dated:  May 17, 2005                   CARSO GLOBAL TELECOM, S.A. DE C.V.



                                       By:                 *
                                          --------------------------------------

Dated:  May 17, 2005                   CORPORATIVO GLOBAL TELECOM, S.A. DE C.V.


                                       By:                 *
                                          --------------------------------------


Dated:  May 17, 2005                   TELEFONOS DE MEXICO, S.A. DE C.V.



                                       By:                 *
                                          --------------------------------------


Dated:  May 17, 2005                   CONTROLADORA DE SERVICIOS DE
                                       TELECOMUNICACIONES, S.A. DE C.V.



                                       By:                 *
                                          --------------------------------------


Dated:  May 17, 2005                   GRUPO FINANCIERO INBURSA, S.A. DE C.V.



                                       By:                 *
                                          --------------------------------------


Dated:  May 17, 2005                   PROMOTORA INBURSA, S.A. DE C.V.



                                       By:                 *
                                          --------------------------------------


Dated:  May 17, 2005                   INMOBILIARIA INBURSA, S.A. DE C.V.



                                       By:                 *
                                          --------------------------------------

Dated:  May 17, 2005                   BANCO INBURSA, S.A. DE INSTITUCION DE
                                       BANCA MULTIPLE GRUPO FINANCIERO INBURSA



                                       By:                 *
                                          --------------------------------------



Dated:  May 17, 2005                   INMOBILIARIA CARSO, S.A. DE C.V.


                                       By:                 *
                                          --------------------------------------


Dated:  May 17, 2005                   CORPORATIVO ORIENT STAR, S.A. DE C.V.



                                       By:                 *
                                          --------------------------------------


Dated:  May 17, 2005                   U.S. COMMERCIAL CORP., S.A. DE C.V.


                                       By:                 *
                                          --------------------------------------


Dated:  May 17, 2005                   COMMERCIAL LLC

                                       By:  U.S. Commercial Corp., S.A. de C.V.,
                                            its sole member


                                       By:                 *
                                          --------------------------------------


Dated:  May 17, 2005                   INMOBILIARIA PARA EL DESARROLLO DE
                                       PROYECTOS, S.A. DE C.V.



                                       By:                 *
                                          --------------------------------------

Eduardo Valdes Acra, by signing his name below, signs this document on behalf of each of the above-named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by each such person, and filed with the Commission on the dates set forth under Item 7 in the Schedule 13D.


                                       /s/ Eduardo Valdes Acra
                                       -----------------------
                                       Eduardo Valdes Acra
                                       Attorney-in-fact